As filed with the Securities and Exchange Commission on April 26, 2006

Registration No. 333-132768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________________________________________________________

LEE ENTERPRISES, INCORPORATED

(Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa 52801

(Address of Principal Executive Offices)

LEE ENTERPRISES, INCORPORATED

SUPPLEMENTAL EMPLOYEE STOCK PURCHASE PLAN

(Amended November 16, 2005)

_______________________________________________________________________

(Full title of the plan)

Carl G. Schmidt

Vice President, Chief Financial Officer and Treasurer

Lee Enterprises, Incorporated

201 N. Harrison Street, Ste. 600

Davenport, IA 52801

_______________________________________________________________________

(Name and address of agent for service)

(563)383-2100

_______________________________________________________________________

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

C. D. Waterman III

Lane & Waterman LLP

220 N. Main Street, Ste. 600

Davenport, IA 52801-1987

CALCULATION OF REGISTRATION FEE

Title of securities to be registered ---------------------- Common Stock, $2.00 par value, together with associated preferred stock purchase rights	Amount to be registered (1)(2) ---------------------- (1)	Proposed maximum offering price per share (3) ---------------------- (1)	Proposed maximum aggregate offering price ---------------------- (1)	Amount of registration fee --------------------- (1)

(1) No additional securities are being registered and the registration fee was paid upon filing of the original Form S-8 Registration Statement for the Plan filed with the Securities and Exchange Commission on March 28, 2006 (Reg. No. 333-132768). Therefore, no further registration fee is required.

Explanatory Note

On March 28, 2006, Lee Enterprises, Incorporated (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-132768) (the “Registration Statement”) with the Securities and Exchange Commission to register 65,000 shares of the Company’s Common Stock, $2.00 par value (“Common Stock”), together with associated preferred stock purchase rights, for issuance under the Company’s Supplemental Employee Stock Purchase Plan (Amended November 16, 2005) (the “Plan”). Under the Registration Statement, the Plan also registered an indeterminable number of shares of Common Stock as may be required as a result of stock splits, stock dividends, recapitalization or other similar change in the Common Stock, pursuant to Rule 416(a). This Post-Effective Amendment No. 1 to Registration Statement No. 333-132768 is being filed in order to reduce the number of shares of the Company’s Common Stock registered pursuant to the Registration Statement from 65,000 shares of Common Stock to 60,000 shares of Common Stock and the opinion of Lane & Waterman LLP regarding the legality of such securities accompanies this Post-Effective Amendment No. 1 as an exhibit hereto.

Item 8. Exhibits.

Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the Company with the Securities and Exchange Commission, as indicated. All other documents listed are filed with this registration statement on Form S-8.

Exhibit
Number	Description
5.1	Opinion of Lane & Waterman LLP regarding legality of securities.
23.2	Consent of Lane & Waterman LLP (included in Exhibit 5.1).

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport, State of Iowa, on the 26th day of April 2006.

LEE ENTERPRISES, INCORPORATED

By:	/s/Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer
and Treasurer (Principal Financial and
Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in their respective capacities as of April 26, 2006.

Signature

*/s/Carl G. Schmidt
Richard R. Cole	Director

*/s/Carl G. Schmidt
Nancy S. Donovan	Director

*/s/Carl G. Schmidt
Mary E. Junck	Chairman, President and Chief
Executive Officer and Director
*/s/Carl G. Schmidt
William E. Mayer	Director

*/s/Carl G. Schmidt
Herbert W. Moloney III	Director

*/s/Carl G. Schmidt
Andrew E. Newman	Director

*/s/Carl G. Schmidt
Gordon D. Prichett	Director

*/s/Carl G. Schmidt
Gregory P. Schermer	Vice President – Interactive Media
and Corporate Counsel and Director
*/s/Carl G. Schmidt
Mark Vittert	Director

*by Carl G. Schmidt, Attorney-in-Fact

Exhibit 5.1

Lane & Waterman LLP

April 26, 2006

Lee Enterprises, Incorporated

201 N. Harrison Street

Davenport, IA 52801

Ladies and Gentlemen:

We have acted as counsel to Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), in connection with the filing of Amendment to No. 1 to a registration statement on Form S-8 Reg. No. 333-132768 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended, which Registration Statement registers 60,000 shares of the Company's Common Stock, $2.00 par value, as well as an indeterminate amount of plan interests to be offered and sold pursuant to the Lee Enterprises, Incorporated Supplemental Employee Stock Purchase Plan (Amended November 16, 2005) (the "Common Stock" and the "Amended Plan"). In that capacity, we have reviewed the Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws of the Company, both as amended to date, the Registration Statement, the Amended Plan, the originals or copies of corporate records reflecting the corporate action taken by the Company in connection with the approval of the Amended Plan and the issuance of the Common Stock under the Amended Plan and such other instruments as we have deemed necessary for the issuance of this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock to be issued under the Amended Plan has been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Amended Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Common Stock.

Very truly yours,

/s/Lane & Waterman LLP

Exhibit 23.2

Consent of Lane & Waterman LLP (included in Exhibit 5.1)